SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  SCHEDULE TO
           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                                Amendment No. 4


                        Regeneron Pharmaceuticals, Inc.
                      (Name of Subject Company (Issuer))


                        Regeneron Pharmaceuticals, Inc.
                       (Name of Filing Person (Offeror))


                Options under the 1990 Long-Term Incentive Plan
                       and 2000 Long-Term Incentive Plan
             to Purchase Common Stock, Par Value $.001 Per Share,
             Having an Exercise Price Per Share of $18.00 or More
                        (Title of Class of Securities)


                                  00075886F1
                     (CUSIP Number of Class of Securities)
                           (Underlying Common Stock)


                             Stuart Kolinski, Esq.
                 Vice President, General Counsel and Secretary
                        Regeneron Pharmaceuticals, Inc.
                          777 Old Saw Mill River Road
                           Tarrytown, New York 10591
                                (914) 347-7000
          (Name, Address and Telephone Number of Person Authorized to
        Receive Notices and Communications on Behalf of Filing Person)

                                   Copy to:

                              Kent A. Coit, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                               One Beacon Street
                               Boston, MA 02108
                           Telephone: (617) 573-4800
                           Facsimile: (617) 573-4822

                           CALCULATION OF FILING FEE

================================================================================

  Transaction Valuation*                        Amount of Filing Fee**
-------------------------------------- -----------------------------------------
-------------------------------------- -----------------------------------------

      $13,162,587.66                                 $1,667.70***
================================================================================

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 4,847,581 shares of common stock of Regeneron Pharmaceuticals, Inc. having an approximate aggregate value of $13,162,587.66 will be exchanged pursuant to this Offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model, as of November 3, 2004.

** The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals $126.70 for each $1,000,000 of the aggregate value of this transaction.

***      Previously paid.

|_| Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:    Not applicable.      Filing Party:  Not applicable.
Form or Registration No.:  Not applicable.      Date Filed:    Not applicable.

|_| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
         |_|      third-party tender offer subject to Rule 14d-1.
         |X|      issuer tender offer subject to Rule 13e-4.
         |_|      going-private transaction subject to Rule 13e-3.
         |_|      amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|

         This Amendment No. 4 amends and supplements the Tender Offer Statement on Schedule TO initially filed by Regeneron Pharmaceuticals, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC") on December 3, 2004, as amended by Amendment No. 1 filed by the Company with the SEC on December 6, 2004, Amendment No. 2 filed with the SEC on December 17, 2004 and Amendment No. 3 filed with the SEC on January 3, 2005 (as so previously amended, the "Schedule TO"), in connection with the Company's offer (the "Offer"), upon the terms and subject to the conditions set forth in the Offer to Exchange and the related Election Form (as such terms are defined in the Schedule TO), to exchange eligible options for replacement options to be granted under the Company's 2000 Long-Term Incentive Plan.

Item 12.  Exhibits.

On Wednesday, January 5, 2005 the Company's Vice President, Human Resources sent an e-mail communication to all eligible employees. Item 12 of the Schedule TO is hereby amended to include the January 5th e-mail communication to eligible employees as Exhibit (a)(1)(xiii).

(a)(1)(i)         Offer to Exchange dated December 3, 2004.*

(a)(1)(ii)        Form of Election Form.*

(a)(1)(iii)       Form of Notice of Withdrawal.*

(a)(1)(iv)        Form of Acceptance Letter.*

(a)(1)(v)         Form of communication to Regeneron Pharmaceuticals, Inc.
                  optionholders confirming receipt of Election Form or Notice of Withdrawal.*

(a)(1)(vi) Regeneron Pharmaceuticals, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2004, filed with the Securities and Exchange Commission on November 8, 2004 and incorporated herein by reference.

(a)(1)(vii) Regeneron Pharmaceuticals, Inc. Annual Report on Form 10-K/A for the fiscal year ending December 31, 2003 filed with the Securities and Exchange Commission on March 19, 2004 and incorporated herein by reference.

(a)(1)(viii)      E-mail communication to Regeneron Pharmaceuticals, Inc.
                  employees dated November 17, 2004 filed as Exhibit 99.2 to the Company's Schedule TO-C filed with the Securities and Exchange Commission on November 17, 2004 and incorporated herein by reference.

(a)(1)(ix)        Employee Presentation Materials.*

(a)(1)(x) E-mail communication from the Vice President, Human Resources to all eligible employees sent on Monday, December 6, 2004.*

(a)(1)(xi) E-mail communication from the Vice President, Human Resources to all eligible employees sent on Friday, December 17, 2004. *

(a)(1)(xii) E-mail communication from the Vice President, Human Resources to all eligible employees sent on Monday, January 3, 2005.*

(a)(1)(xiii)      E-mail communication from the Vice President, Human
                  Resources to all eligible employees sent on Wednesday, January 5, 2005.

(d)(1) Regeneron Pharmaceuticals, Inc. 1990 Long-Term Incentive Plan, as amended, filed as Exhibit 10.12 to Amendment No. 4 to the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on April 2, 1991 (Registration Statement No. 033-39043) and incorporated herein by reference.

(d)(2) Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, filed as Exhibit 10.6 to the Form 10-K for Regeneron Pharmaceuticals, Inc. for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 22, 2002 and incorporated herein by reference.

(d)(3) Amendment No. 1 to Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, effective as of June 14, 2002, filed as Exhibit 10.6.1 to the Form 10-K for Regeneron Pharmaceuticals, Inc. for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003 and incorporated herein by reference.

(d)(4) Amendment No. 2 to Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, effective as of December 20, 2002, filed as Exhibit 10.6.2 to the Form 10-K for Regeneron Pharmaceuticals, Inc. for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003 and incorporated herein by reference.

(d)(5) Amendment No. 3 to Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, effective as of June 14, 2004, filed as Exhibit 10.6.3 to the Form 10-Q for Regeneron Pharmaceuticals, Inc. for the quarterly period ended June 30, 2004, filed with the Securities and Exchange Commission on August 5, 2004 and incorporated herein by reference.

(d)(6) Amendment No. 4 to the Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, included as Annex A to the Company's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on November 29, 2004 and incorporated herein by reference.

(d)(7) Form of Replacement Option Agreement and Notice of Grant of Replacement Options for employees of Regeneron
                  Pharmaceuticals, Inc. other than vice presidents.*

(d)(8) Form of Replacement Option Agreement and Notice of Grant of Replacement Options for vice presidents of Regeneron Pharmaceuticals, Inc.*

(d)(9) Form of Replacement Option Agreement and Notice of Grant of Replacement Options for senior vice presidents and executive vice presidents of Regeneron Pharmaceuticals, Inc.*

(d)(10) Regeneron Pharmaceuticals, Inc. Registration Statements relating to Securities to be offered to employees pursuant to employee benefit plans on Form S-8 and Form S-8 POS, filed with the Securities and Exchange Commission on August 19, 1997 (File No. 333-33891), June 15, 1999 (File No.
                  333-80663), May 17, 2001 (File No. 333-61132), July 30, 2002
                  (File No. 333-80663, July 30, 2002 (File No. 333-97375) and
                  September 24, 2004 (File No. 333-119257) and incorporated herein by reference.

(d)(11) Regeneron Pharmaceuticals, Inc. Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 20, 1991 as amended by the Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on March 27, 1991 and incorporated herein by reference.

(d)(12) Regeneron Pharmaceuticals, Inc. Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 15, 1996 and incorporated herein by reference.

(d)(13) Rights Agreement, dated as of September 20, 1996, between Regeneron Pharmaceuticals, Inc. and Chase Mellon Shareholder Services LLC, as Rights Agent, including the form of Rights Certificate as Exhibit B thereto, filed as Exhibit 1 to Regeneron Pharmaceuticals, Inc. Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 15, 1996 and incorporated herein by reference.

____________________________
*        Previously filed.

SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 4 is true, complete and correct.


                                    REGENERON PHARMACEUTICALS, INC.

                                    By: /s/ Stuart Kolinski
                                       -----------------------------------------
                                    Name:    Stuart Kolinski
                                    Title:   Vice President and General Counsel


Date:  January 5, 2005

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT

(a)(1)(i)         Offer to Exchange dated December 3, 2004.*

(a)(1)(ii)        Form of Election Form.*

(a)(1)(iii)       Form of Notice of Withdrawal.*

(a)(1)(iv)        Form of Acceptance Letter.*

(a)(1)(v)         Form of communication to Regeneron Pharmaceuticals, Inc.
                  optionholders confirming receipt of Election Form or Notice of Withdrawal.*

(a)(1)(vi) Regeneron Pharmaceuticals, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2004, filed with the Securities and Exchange Commission on November 8, 2004 and incorporated herein by reference.

(a)(1)(vii) Regeneron Pharmaceuticals, Inc. Annual Report on Form 10-K/A for the fiscal year ending December 31, 2003 filed with the Securities and Exchange Commission on March 19, 2004 and incorporated herein by reference.

(a)(1)(viii)      E-mail communication to Regeneron Pharmaceuticals, Inc.
                  employees dated November 17, 2004 filed as Exhibit 99.2 to the Company's Schedule TO-C filed with the Securities and Exchange Commission on November 17, 2004 and incorporated herein by reference.

(a)(1)(ix)        Employee Presentation Materials.*

(a)(1)(x) E-mail communication from the Vice President, Human Resources to all eligible employees sent on Monday, December 6, 2004.*

(a)(1)(xi) E-mail communication from the Vice President, Human Resources to all eligible employees sent on Friday, December 17, 2004. *

(a)(1)(xii) E-mail communication from the Vice President, Human Resources to all eligible employees sent on Monday, January 3, 2005.*

(a)(1)(xiii)      E-mail communication from the Vice President, Human
                  Resources to all eligible employees sent on Wednesday, January 5, 2005.

(d)(1) Regeneron Pharmaceuticals, Inc. 1990 Long-Term Incentive Plan, as amended, filed as Exhibit 10.12 to Amendment No. 4 to the Company's Registration Statement on Form S-1, filed with the Securities and Exchange Commission on April 2, 1991 (Registration Statement No. 033-39043) and incorporated herein by reference.

(d)(2) Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, filed as Exhibit 10.6 to the Form 10-K for Regeneron Pharmaceuticals, Inc. for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 22, 2002 and incorporated herein by reference.

(d)(3) Amendment No. 1 to Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, effective as of June 14, 2002, filed as Exhibit 10.6.1 to the Form 10-K for Regeneron Pharmaceuticals, Inc. for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003 and incorporated herein by reference.

(d)(4) Amendment No. 2 to Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, effective as of December 20, 2002, filed as Exhibit 10.6.2 to the Form 10-K for Regeneron Pharmaceuticals, Inc. for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003 and incorporated herein by reference.

(d)(5) Amendment No. 3 to Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, effective as of June 14, 2004, filed as Exhibit 10.6.3 to the Form 10-Q for Regeneron Pharmaceuticals, Inc. for the quarterly period ended June 30, 2004, filed with the Securities and Exchange Commission on August 5, 2004 and incorporated herein by reference.

(d)(6) Amendment No. 4 to the Regeneron Pharmaceuticals, Inc. 2000 Long-Term Incentive Plan, included as Annex A to the Company's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on November 29, 2004 and incorporated herein by reference.

(d)(7) Form of Replacement Option Agreement and Notice of Grant of Replacement Options for employees of Regeneron
                  Pharmaceuticals, Inc. other than vice presidents.*

(d)(8) Form of Replacement Option Agreement and Notice of Grant of Replacement Options for vice presidents of Regeneron Pharmaceuticals, Inc.*

(d)(9) Form of Replacement Option Agreement and Notice of Grant of Replacement Options for senior vice presidents and executive vice presidents of Regeneron Pharmaceuticals, Inc.*

(d)(10) Regeneron Pharmaceuticals, Inc. Registration Statements relating to Securities to be offered to employees pursuant to employee benefit plans on Form S-8 and Form S-8 POS, filed with the Securities and Exchange Commission on August 19, 1997 (File No. 333-33891), June 15, 1999 (File No.
                  333-80663), May 17, 2001 (File No. 333-61132), July 30, 2002
                  (File No. 333-80663, July 30, 2002 (File No. 333-97375) and
                  September 24, 2004 (File No. 333-119257) and incorporated herein by reference.

(d)(11) Regeneron Pharmaceuticals, Inc. Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 20, 1991 as amended by the Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on March 27, 1991 and incorporated herein by reference.

(d)(12) Regeneron Pharmaceuticals, Inc. Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 15, 1996 and incorporated herein by reference.

(d)(13) Rights Agreement, dated as of September 20, 1996, between Regeneron Pharmaceuticals, Inc. and Chase Mellon Shareholder Services LLC, as Rights Agent, including the form of Rights Certificate as Exhibit B thereto, filed as Exhibit 1 to Regeneron Pharmaceuticals, Inc. Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on October 15, 1996 and incorporated herein by reference.

____________________________
*        Previously filed.